STEMCELLS, INC. AWARDED $20 MILLION FROM THE CALIFORNIA INSTITUTE
FOR REGENERATIVE MEDICINE

Award to Fund IND-Enabling Activities for the Company’s HuCNS-SC® Neural Stem Cells
in Cervical Spinal Cord Injury
Decision on Funding Alzheimer’s Program Deferred to CIRM’s September Board Meeting

NEWARK, CA (July 26, 2012) – StemCells, Inc. (Nasdaq: STEM) today announced that the California Institute for Regenerative Medicine (CIRM) has approved an award to the Company and its collaborators for up to $20 million under CIRM’s Disease Team Therapy Development Award program (RFA 10-05). The award is to fund preclinical development of StemCells’ proprietary HuCNS-SC® product candidate (purified human neural stem cells) as a potential treatment for cervical spinal cord injury. The award will provide funding over a maximum four-year period, with the goal of filing an investigational new drug (IND) application to begin clinical testing in that time. CIRM deferred a decision on the Alzheimer’s disease application submitted by StemCells and referred the application back to CIRM’s Grants Working Group for further consideration. CIRM is expected to review the application again at the next meeting of its governing board currently scheduled for September 6th.

“We understand that this was a very competitive process and we are extremely grateful to CIRM for its support,” commented Martin McGlynn, President and CEO of StemCells, Inc. “We view this decision by CIRM as a strong vote of confidence in our neural stem cell technology and the world class team of scientists and clinicians who will be collaborating to translate this exciting research into potential treatments and cures for patients with spinal cord injury. We are currently conducting a Phase I/II trial in thoracic spinal cord injury. This funding now allows us the opportunity to expand testing of our cells for cervical spinal cord injury, the most common form of spinal cord injury.”

StemCells will evaluate its HuCNS-SC cells as a potential treatment for cervical spinal cord injury in collaboration with a team led by Aileen Anderson, Ph.D., Associate Professor in the Departments of Physical Medicine and Rehabilitation, and Anatomy and Neurobiology at University of California, Irvine. Dr. Anderson’s laboratory has a long history of collaboration with StemCells in spinal cord injury, including the studies which led to the world’s first clinical trial for a neural stem cell therapeutic in chronic spinal cord injury. This Phase I/II clinical trial, currently underway in Zurich, Switzerland, recently reported positive safety data from the first cohort of treated patients, and continues to enroll patients from Europe, the United States and Canada.

About Spinal Cord Injury

Spinal cord injury affects approximately 1.3 million people in the United States, for which there are no effective treatment options. Moreover, spinal cord injuries are a significant financial drain on the public health system. Cervical spinal cord injuries represent approximately half of all spinal cord injuries, for which lifetime healthcare costs range from $1.8 to $3.3 million per patient, depending upon severity of the injury.

About CIRM

CIRM was established in November 2004 with the passage of Proposition 71, the California Stem Cell Research and Cures Act. The statewide ballot measure, which provided $3 billion in funding for stem cell research at California universities and research institutions, was overwhelmingly approved by voters, and called for the establishment of an entity to make grants and provide loans for stem cell research, research facilities, and other vital research opportunities. A list of grants and loans awarded to date may be seen here: http://www.cirm.ca.gov/for-researchers/researchfunding.

The two applications submitted by StemCells, Inc. under CIRM’s RFA 10-05 for cervical spinal cord injury and for Alzheimer’s disease, as well as the feedback on each application from CIRMS’s grants working group, can be viewed on the CIRM website at http://www.cirm.ca.gov/research-summaries-rfa-10-05-cirm-disease-team-therapy-development-awards         .

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and recently reported positive interim safety data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the prospect of the Company’s HuCNS-SC cells to restore lost memory in animal models of Alzheimer’s disease; the potential of the Company’s HuCNS-SC cells to treat a broad range of central nervous system disorders such as Alzheimer’s disease and spinal cord injury; the prospect of initiating a clinical trial in Alzheimer’s disease or cervical spinal cord injury; the timing and prospects for funding by the California Institute for Regenerative Medicine; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the results of the Company’s preclinical studies in Alzheimer’s disease or spinal cord injury will be replicated in humans; uncertainties about the prospect and timing of entering into the agreements necessary to receive funding from CIRM and whether the Company will satisfy, and continue to satisfy, all preconditions for such funding; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541